Exhibit 99.1

WCI Communities, Inc.®

	Investor and Media Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports First Quarter 2006 Earnings Up 142%

Financial Highlights:

•	First quarter net income: $40.2 million – up 142.2%

•	First quarter diluted EPS: $0.89 – up 154.3%

•	First quarter revenues: $570.7 million – up 22.5%

•	First quarter new orders: $334.8 million – down 46.7%

•	Backlog at March 31, 2006: $1.88 billion

•	Reduced projected 2006 diluted EPS to $4.50 to $5.00, up 12% to 25% over 2005

•	Reduced new order guidance to flat to slightly up over 2005

Bonita Springs, FL (May 9, 2006)—WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the first quarter of 2006. For the three months ended March 31, 2006, net income rose 142.2% to $40.2 million, compared with $16.6 million in the first quarter of 2005, while diluted earnings per share (EPS) rose 154.3% to $0.89 from $0.35. Revenues for the first quarter of 2006 were $570.7 million, compared with $465.9 million for the first quarter of 2005, a 22.5% increase. Overall company gross margin for the first quarter of 2006 was 23.0% versus 19.9% for the first quarter 2005.

For the three months ended March 31, 2006, the aggregate value of Traditional and Tower Homebuilding orders declined 46.7% over the same period a year ago to $334.8 million, while the number of unit orders declined 55.7% to 402. For the first three months of 2006, the average price of Traditional and Tower Homebuilding orders combined increased 20.2% to $833,000, reflecting price increases that were achieved in the first three quarters of 2005 and a shift in mix of homes sold.

“Earnings for the quarter were up considerably, as expected, with our company benefiting from our beginning backlog that reflected strong demand and pricing power throughout most of 2005,” said Jerry Starkey, President and CEO of WCI Communities. “During the quarter, we did not see the seasonal lift in demand for homes in most of our Florida communities that we expected and demand for homes in the Mid-Atlantic region dropped from prior periods. New orders in the Northeast region were better than expected. Our exit surveys indicate that many of the active adult visitors to our West Coast Florida sales centers are intending to purchase in the future, but are extending their timeframe for the purchase. We expect comparatively lower demand in same store communities this year, partly offset by added new orders from the opening of 10 to 12 new communities. So far this year, we have opened three new communities, which have enjoyed strong initial demand.”

Starkey continued, “During the first quarter of 2006, we used incentives and discounts on a selective and fairly limited basis. As we move through the balance of the year, we expect to moderately increase the use of targeted incentives and discounts, particularly in our active adult and second home products. On balance, we

WCI Reports First Quarter 2006 Earnings up 142%

May 9, 2006

expect Traditional Homebuilding gross margins to range from 22% to 23% for full year 2006, compared with the 19.1% gross margin achieved in 2005. We expect our cost saving initiatives will mitigate part of the relative increase in targeted incentives and discounts. With traffic levels off approximately 50% in Florida, we also have delayed the release of several towers from the first and second quarters to later in the year, and have reduced the number of towers that we expect to introduce to the market this year to 11 to 13 compared with our initial expectations of 15 to 17. While in some instances in the past we enjoyed tower unit presales of as much as 70% to 90%, in the current environment, we expect a lower level of presales prior to construction commencement, generally in the 50% to 60% area, which is more consistent with our longer-term, historical pre-construction absorption.”

“Because we are experiencing lower overall demand for our Florida active adult communities, tower residences and our higher-priced Mid-Atlantic homes, we are lowering our EPS guidance for the year to $4.50 to $5.00, which represents a 12% to 25% increase over 2005 reported EPS. Upside to this estimate may be possible if demand improves or incremental land sales are closed.”

Traditional Homebuilding

For the three months ended March 31, 2006, Traditional Homebuilding revenues, including lot sales, rose 53.6% to $287.2 million from $187.0 million for the first quarter 2005. The company closed 492 homes compared with 381 for the same period a year ago. Florida revenues totaled $239.1 million or 83.3% of total Traditional Homebuilding revenues versus $149.5 million or 79.9% for the first quarter of 2005. Revenues from WCI’s Northeast Division accounted for 9.7% of Traditional Homebuilding revenues during the first quarter of 2006 vs. 13.9% during the same period a year ago while the company’s Mid-Atlantic Division accounted for 7.1% and 6.2%, for the first quarter of 2006 and 2005 respectively. Gross margin as a percentage of revenue for Traditional Homebuilding increased to 23.4% vs. 15.9% for the same period a year ago, as increased home prices on units in backlog and the absence of factors which reduced the margin in the prior period (i.e., cost increases due to construction delays stemming from the 2004 hurricanes and permitting delays) benefited results. The company currently expects its gross margin as a percentage of Traditional Homebuilding revenue to range from 22% to 23% in 2006, compared with the previous estimate of 23% to 24%.

For the first quarter of 2006, the value of Traditional Homebuilding orders declined 40.6% to $265.1 million and the number of orders declined 51.5% versus a record first quarter 2005, when orders rose 77.5% over the first quarter of 2004. The average sales price for Traditional Homebuilding orders for first quarter of 2006 rose to $764,000 compared with $624,000 in for the first quarter 2005. Traditional Homebuilding backlog at March 31, 2006 was $1.18 billion, down 17.5% over the first quarter 2005’s $1.43 billion.

Tower Homebuilding

For the three months ended March 31, 2006, revenues in the Tower Homebuilding Division increased 2.8% to $219.4 million from $213.5 million for the same period a year ago, as 24 towers with a total sell out value of $2.41 billion were under construction and recognizing revenue during the first quarter 2006 versus 17 with a total sellout value of $1.88 billion during the first quarter 2005. No towers began revenue recognition during the quarter. Tower Homebuilding gross margin as a percentage of revenue declined to 25.5% from 26.8% for the three months ended March 31, 2006, in part due to $2.9 million in adjustments related to towers that recently closed or are currently under construction, which reduced gross margin as a percentage of revenue for the first quarter of 2006 by approximately 130 basis points. Gross margin as a percent of revenue for the Tower Homebuilding Division is still expected to range from 25% to 28% for 2006.

Tower Homebuilding unit orders for the first quarter 2006, decreased 61.7% in value to $69.7 million and 71.2% in units to 55. As expected, no new towers were converted to contract during the quarter, versus one tower

WCI Reports First Quarter 2006 Earnings up 142%

May 9, 2006

that converted to contract with 15 units valued at $16.0 million in the prior year period. Conversions of reservations to contract are expected to occur mainly in the third and fourth quarters this year. The average order price for Tower Homebuilding units sold in the first quarter of 2006 was $1.3 million compared with $951,000 in the period a year ago. Tower Homebuilding backlog totaled $708.2 million, a 13.7% decrease over the $820.7 million backlog at March 31, 2005. During the quarter, the company completed and delivered 101 units, valued at $80.7 million, in three tower buildings and did not experience any defaults.

Real Estate Services

Revenues for the Real Estate Services Division for the first quarter 2006 were $30.4 million, a 19.8% decrease from the $37.9 million recorded for the same period a year ago, due to the slowing market for new and resale homes during the quarter. Gross margin as a percentage of revenue over the period decreased to 9.1% from 16.1% in the same period a year ago due to higher overheads spread over a lower number of transactions. For the full year, the Real Estate Services Division gross margin as a percentage of revenue is expected to be in the mid-teens.

Other Items

Revenues for the Amenities Division for the first quarter 2006 were $26.5 million, a 3.4% increase from $25.7 million for the same period a year ago. Gross margin totaled $1.7 million for the first quarter 2006 vs. a loss of $230,000 in the first quarter of 2005. Due to the implementation of Emerging Issues Task Force (“EITF”) Consensus Opinion 04-5, the company consolidated two existing golf course operating properties into the Amenities Division revenue and gross margin. This was the principal cause of the favorable variances in the Amenities Division.

Land sale revenues for the first quarter 2006 totaled $5.2 million compared with no land sale revenues for the first quarter of 2005. Gross margin as a percent of revenue for the land sales in the first quarter of 2006 totaled 68.0%. Other income for the three months ended March 31, 2006 totaled $1.5 million compared with $2.9 million in the first quarter of 2005.

Interest expense for the three months ended March 31, 2006 was $3.2 million compared with $14.2 million in the first quarter 2005. The decline was a result of increased interest capitalization resulting from the revisions to the company’s capitalized interest calculations, which occurred in the second quarter of 2005 and resulted in more interest being included in cost of goods sold.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue for the first quarter 2006 totaled 9.7%, down from 11.5% in the first quarter of the previous year.

Cash Flow/Financial Position/Balance Sheet

For the three months ended March 31, 2006, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $144.1 million compared with cash used of $160.6 million in the same period a year ago. Excluding land purchases of approximately $30.8 million, operating activities used net cash flow of approximately $113.3 million.

During the quarter, WCI repurchased one million shares of the company’s common stock at an average price of $25.48 per share. In October 2005, the company’s Board of Directors approved the repurchase of an additional five million shares of WCI’s common stock, from time to time, based on certain parameters. After this quarter’s purchases, WCI is authorized to repurchase an additional four million shares based on the current Board approval.

WCI Reports First Quarter 2006 Earnings up 142%

May 9, 2006

Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $753.1 million at March 31, 2006 based upon the maximum amount available to borrow under the company’s senior unsecured revolving credit facility of $875 million. The ratio of net debt to net capitalization declined to 58.0% compared with 59.8% at March 31, 2005.

Current Guidance

For 2006, the company currently projects the following:

•	Total revenues of $2.8 to $3.0 billion

•	EPS of $4.50 to $5.00, which includes approximately $0.15 of impact from the expensing of stock–based compensation

•	EPS for the second quarter of 2006 to range between $0.75 to $0.85

•	EPS for the third quarter of 2006 to range between $0.85 to $0.95

•	Traditional Homebuilding Division gross margins between 22% and 23%

•	Tower Homebuilding Division gross margins between 25% and 28%

•	New orders approximately equal to 2005

Conference Call

WCI will conduct a conference call today at 10:00 AM EST in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 8738637. The replay will also be available on the company’s website. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the low-$200,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 25,000 traditional and tower homes.

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For more information about WCI and its residential communities visit www.wcicommunities.com

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from

WCI Reports First Quarter 2006 Earnings up 142%

May 9, 2006

backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$40,357	$52,584
Contracts receivable	1,244,375	1,123,509
Real estate inventories	1,768,361	1,687,852
Property and equipment	287,690	208,205
Other assets	352,808	409,256

Total assets	$3,693,591	$3,481,406

Liabilities and Shareholders’ Equity
Accounts payable, accruals and other liabilities	$1,071,317	$1,070,047

Debt obligations:
Senior unsecured credit facility	162,331	94,050
Senior unsecured term note	300,000	300,000
Mortgages and notes payable	261,202	203,214
Senior subordinated notes	525,000	530,473
Junior subordinated notes	165,000	100,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,538,533	1,352,737

Total shareholders’ equity	1,083,741	1,058,622

Total liabilities and shareholders’ equity	$3,693,591	$3,481,406

Other Balance Sheet Data
Debt	$1,538,533	$1,352,737
Shareholders’ equity	1,083,741	1,058,622

Capitalization	$2,622,274	$2,411,359

Ratio of debt to capitalization	58.7%	56.1%

Debt, net of cash and cash equivalents	$1,498,176	$1,300,153
Shareholders’ equity	1,083,741	1,058,622

Capitalization, net of cash and cash equivalents	$2,581,917	$2,358,775

Ratio of net debt to net capitalization	58.0%	55.1%
Shareholders’ equity per share	$24.81	$23.86

WCI Communities, Inc.

Selected Revenues and Earnings Information

(in thousands, except per share data)

	For the three months ended March 31,
	2006	2005
REVENUES
Homebuilding:
Homes	$280,262	$180,764
Lots	6,914	6,258

Total traditional	287,176	187,022
Towers	219,395	213,524

Total homebuilding	506,571	400,546
Real estate services	30,437	37,920
Amenity membership and operations	26,539	25,673
Land sales	5,152	—
Other	2,047	1,725

Total revenues	570,746	465,864

GROSS MARGIN
Homebuilding:
Homes	65,024	27,615
Lots	2,193	2,188

Total traditional	67,217	29,803
Towers	55,990	57,231

Total homebuilding	123,207	87,034
Real estate services	2,776	6,087
Amenity membership and operations	1,730	(230)
Land sales	3,505	(31)
Other	114	21

Total gross margin	131,332	92,881

OTHER INCOME AND EXPENSES
Equity in losses (earnings) from joint ventures	200	(1,134)
Other income	(1,455)	(2,922)
Hurricane recoveries, net	—	(806)
Selling, general and administrative, including real estate taxes, net	55,125	53,591
Depreciation and amortization	6,235	3,677
Interest expense, net	3,205	14,153
Expenses related to early repayment of debt	455	—

Income before minority interests and income taxes	67,567	26,322
Minority interests	1,341	(780)
Income tax expense	25,984	10,523

Net income	$40,242	$16,579

EARNINGS PER SHARE
Basic	$0.91	$0.37
Diluted	$0.89	$0.35

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	44,129	44,853
Diluted	45,165	47,121

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$25,430	$23,014
Interest included in cost of sales	$15,954	$7,967

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the three months ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$40,242	$16,579
Increase in real estate inventories	(84,576)	(65,096)
Increase in contracts receivable	(120,866)	(196,355)
(Decrease) increase in customer deposits	(8,861)	60,548
Decrease in restricted cash	40,852	37,222
Decrease in accounts payable and other liabilities	(25,515)	(41,451)
All other	14,673	27,956

Net cash used in operating activities	(144,051)	(160,597)

Cash flows from investing activities:
Net cash paid for acquisition	—	(134,400)
Other	(29,609)	(7,852)

Net cash used in investing activities	(29,609)	(142,252)

Cash flows from financing activities:
Net borrowings under debt obligations	187,351	267,264
All other	(25,918)	(28)

Net cash provided by financing activities	161,433	267,236

Net decrease in cash and cash equivalents	$(12,227)	$(35,613)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash used in operating activities	$(144,051)	$(160,597)
Interest expense, net	3,205	14,153
Interest included in cost of sales	15,954	7,967
Expenses related to early repayment of debt	455	—
Income tax expense	25,984	10,523
Depreciation and amortization	6,235	3,677
Increase in real estate inventories	84,576	65,096
Increase in contracts receivable	120,866	196,355
Decrease (increase) in customer deposits	8,861	(60,548)
Decrease in restricted cash	(40,852)	(37,222)
Decrease in accounts payable and other liabilities	25,515	41,451
All other	(14,673)	(27,956)

Total EBITDA	$92,075	$52,899

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended March 31,
	2006	2005
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	601	400
Net New Orders (Units)	402	907
Contract Values of New Orders	$334,764	$628,152
Average Selling Price Per New Order	$833	$693

Traditional Homebuilding
Homes Closed (Units)
Florida	427	320
Northeast U.S.	51	49
Mid-Atlantic U.S.	14	12

Total	492	381

Revenues
Florida	$232,190	$143,256
Northeast U.S.	27,749	25,938
Mid-Atlantic U.S.	20,323	11,570

Total	$280,262	$180,764

Average Selling Price Per Home Closed
Florida	$544	$448
Northeast U.S.	544	529
Mid-Atlantic U.S.	1,452	964

Total	$570	$474

Net New Orders (Units)
Florida	252	618
Northeast U.S.	89	69
Mid-Atlantic U.S.	6	29

Total	347	716

Contract Values of New Orders
Florida	$208,243	$373,947
Northeast U.S.	44,989	39,849
Mid-Atlantic U.S.	11,878	32,727

Total	$265,110	$446,523

Average Selling Price Per New Order
Florida	$826	$605
Northeast U.S.	505	578
Mid-Atlantic U.S.	1,980	1,129

Total	$764	$624

WCI Communities, Inc.

Homebuilding Operational Data—(Continued)

(Dollars in thousands)

	For the three months ended March 31,
	2006	2005
Tower Homebuilding
Homes Closed (Units)
Florida	109	19

Total	109	19

Revenues
Florida	$212,508	$213,524
Northeast U.S.	6,887	—

Total	$219,395	$213,524

Net New Orders (Units)
Florida	49	191
Northeast U.S.	6	—

Total	55	191

Contract Values of New Orders
Florida	$61,585	$181,629
Northeast U.S.	8,069	—

Total	$69,654	$181,629

Average Selling Price Per New Order
Florida	$1,257	$951
Northeast U.S.	1,345	—

Total	$1,266	$951

	March 31,
	2006	2005
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$1,884,300	$2,247,997

Traditional Homebuilding
Backlog (Units)	1,552	2,583
Backlog Contract Values	$1,176,104	$1,427,328

Tower Homebuilding
Cumulative Units in Backlog	1,816	1,639
Cumulative Contract Values	$1,958,414	$1,781,458
Less: Cumulative Revenues Recognized	(1,250,218)	(960,789)

Backlog Contract Values	$708,196	$820,669

Towers under construction during the period recognizing revenue	24	17

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.